EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


The following presents the computation of per share earnings reflecting the assumption that convertible debentures are converted.


                                                          (IN THOUSANDS
                                                      EXCEPT PER SHARE DATA)
                                                --------------------------------
                                                      1997       1996     1995
                                                      ----       ----     ----

Net earnings (1)                                     $16,982   $14,720   $18,969

Add interest expense related to convertible
   debenture, net of income taxes                       --        --         193

                                                --------------------------------
Adjusted net earnings for computation (2)            $16,982   $14,720   $19,162
                                                ================================


Weighted average common shares outstanding (3)         7,354     7,352     7,344

Common share equivalents relating to stock options         1         1         1

Adjusted common and common equivalent           --------------------------------
   shares for computation (4)                          7,355     7,353     7,345
                                                ================================


Net earnings per share:
     Basic (1/3)                                     $  2.31   $  2.00   $  2.58
                                                ================================
     Diluted (2/4)                                   $  2.31   $  2.00   $  2.61
                                                ================================